                                                                   EXHIBIT 10.15

Raytheon                  Keith J. Peden                Raytheon Company
                          Vice President and Deputy     Executive Offices
                          Director Human Resources      141 Spring Street
                          781 860 2380                  Lexington, Massachusetts
                          781 860 2912 fax              02421 USA


                                                                   April 7, 2000


Mr. Hansel Tookes II
834 Glenmoor
Wichita, KS 67206

                              Re:  Retention Bonus
                                   ---------------

Dear Hansel:

     Raytheon Company ("Raytheon") is exploring various alternatives with respect to Raytheon Aircraft Company ( "RAC") which may include a Change In Control ("CIC"). This letter sets forth the special incentive arrangement and conditions for which you will be eligible in connection with your continued employment and cooperation in the event of a CIC as that term is defined below.

     Raytheon will decide in its sole discretion if and when it will proceed with a restructuring or transaction that may involve a CIC, and the terms and conditions of such a transaction. Nothing contained herein shall obligate Raytheon to enter into any transaction at this or any other time.

     1.   Change In Control.  For the purposes of this Retention Bonus
          -----------------
Agreement, a "Change In Control" is defined exclusively as the consummation of:

     (i) the sale of more than fifty percent (50%) of the gross asset value of RAC, or

     (ii) any consolidation or merger of RAC or sale of voting securities of RAC, other than a consolidation or merger with or sale of voting securities to Raytheon or an Affiliate of Raytheon (a "Stock Transaction"), such that, after any such Stock Transaction, Raytheon, or an Affiliate of Raytheon, owns less than 50% of the combined voting power of the voting securities of RAC outstanding immediately after such stock transaction, provided, however, that any spin-out, spin-off, initial public offering or similar transaction involving RAC shall not constitute a Stock Transaction.

For purposes hereof, "Affiliate" shall mean, with respect to any specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, and the term "control" and any term derived therefrom shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

     2. You agree to assist and fully cooperate with Raytheon and RAC in all matters related to Raytheon's efforts to effect a CIC, and to do and perform all tasks reasonably requested of you to support and bring about such CIC.

     3.   2000 Results Based Incentive ("RBI") Bonus.  You shall be eligible for
          ------------------------------------------
an RBI Bonus consistent with the terms of the performance measures of the 2000 RBI Bonus Plan, as adjusted if the CIC occurs during the RBI measuring period.

     4.   Transaction Incentive:  At this point, the Company is exploring a
          ----------------------
number of possibilities regarding the future of RAC. We believe that the success of any such transaction will be positively influenced by your efforts. Set forth below is a summary of the incentives the Company commits to related to the impact of a CIC on your personal circumstances.

     (a)  CIC Event and You Remain With Raytheon: If the transaction involving
          --------------------------------------
          RAC constitutes a CIC as defined in Paragraph 1(i) and after the Closing Date you continue as an executive of Raytheon, you will be entitled to the following:

          (i) three (3) times the sum of your annual base salary and targeted 2000 RBI Bonus pursuant to the terms of your offer letter [Note: payment of this bonus is in lieu of the severance/retirement transition payment set forth in your offer letter]; and

          (ii) payment of the Transaction Value Incentive ("TVI") pursuant to the schedule in Paragraph 5 below.

     (b)  CIC Event and Raytheon Has No Continuing Interest in New Entity: If
          ---------------------------------------------------------------
          the transaction involving RAC constitutes a CIC as defined in Paragraph 1(i), you are no longer an executive with Raytheon or an Affiliate after the Closing Date, and Raytheon does not have a financial interest in the new entity, you shall be entitled to the following:

          (i) three (3) times the sum of your annual base salary and targeted 2000 RBI Bonus pursuant to the terms of your offer letter [Note: payment of this bonus is in lieu of the severance/retirement transition payment set forth in your offer letter];

          (ii) the retirement benefit provision of your offer letter, including an offset of any pension benefit accrued from the new entity;

          (iii) the restrictions on your restricted shares shall lapse as of the Closing Date and be payable within twenty (20) days of that date; and

          (iv) payment of the TVI pursuant to the schedule in Paragraph 5 below.

     (c)  CIC Event and Raytheon Has a Continuing Interest in New Entity: If the
          --------------------------------------------------------------
          transaction involving RAC constitutes a CIC as defined in Paragraph 1(ii), and Raytheon continues to have a financial interest in the new entity, and you are assigned to a position with the new entity comparable to the one you currently hold, you shall be entitled to the following:

          (i) three (3) times the sum of your annual base salary and targeted 2000 RBI Bonus pursuant to the terms of your offer letter [Note: payment of this bonus is in lieu of the severance/retirement transition payment set forth in your offer letter];

          (ii) the retirement benefit provision of your offer letter, including an offset of any additional pension benefit accrued from the new entity;

          (iii) the restrictions on your current restricted shares shall lapse according to the following schedule:

                (A) the restrictions on twenty-five percent (25%) of these shares shall lapse on the Closing Date and be valued as of the closing price on that date, and will be paid within twenty (20) days thereafter;

                (B) the restrictions on twenty-five percent (25%) of these shares shall lapse as of the first anniversary of the Closing Date and be valued at the closing price on that date, and will be paid within twenty (20) days thereafter; and

                (C) the restrictions on fifty percent (50%) of these shares shall lapse as of the second anniversary of the Closing Date and be valued as of the closing price on that date, and will be paid within twenty (20) days thereafter.

          (iv) payment of the TVI pursuant to the schedule in Paragraph 5 below.

          If at the Closing Date you refuse an offer of a comparable position with the new entity and do not remain as an executive of Raytheon, you will be entitled to only the benefits set forth in Paragraphs 4(b)(i),
          (ii) and (iv).

          If, prior to the second anniversary of the Closing Date, you are terminated by the new entity without cause, or you voluntarily leave the employment of the new entity as a direct result of a significant reduction in the duties, responsibilities and reporting requirements from the position you are assigned immediately following the Closing Date, the restrictions on the remaining shares shall lapse effective the last day worked, valued as of the closing price on that date and paid within twenty (20) days thereafter.

          For purposes of this paragraph, "cause" is defined as:

          (i) failure to perform any of the material duties of the position with the acquiring entity, including special projects and assignments, after notice and a reasonable opportunity to correct performance; or

          (ii) breach of any material provision of the acquiring entity's standards of business behavior and ethics; or

          (iii) conviction of, or plea of nolo contendere to, any felony or misdemeanor which has a material impact on your ability to perform the duties of your position.

     (d)  CIC Event and You Are Offered a Non-Comparable Position With New
          ----------------------------------------------------------------
          Entity: If the RAC transaction constitutes a CIC as defined in
          ------
          Paragraph 1(i), and Raytheon continues to have a financial interest in the new entity, and you are assigned to a position with the new entity that is not comparable to the one you currently hold, you will be entitled to the benefits set forth in Paragraph 4(b) above.

     5.   Transaction Value Incentive.  In addition to the Retention Bonus set
          ---------------------------
forth in Paragraph 4, you shall also be eligible for a TVI award based on the following schedule:

                 Aggregate Consideration ("AC")                   TVI
                 ------------------------------                   ---

                                                              $100,000.00
                                                              $200,000.00
                                                              $300,000.00
                                                              $400,000.00
                                                              $500,000.00

For purposes of this Agreement, the term "Aggregate Consideration" shall mean the total fair market value (at the time of closing) of all consideration (including cash, securities, property, any debt on the Company's financial statements at closing and other indebtedness and obligations assumed by the new entity and any other form of consideration) paid or payable, or otherwise to be distributed, directly or indirectly, to Raytheon or RAC in connection with the sale.

     6.   Excise Tax Payment.  In the event that you are subject to federal
          ------------------
excise tax as a result of receipt of the payments set forth in Paragraphs 4 and/or 5, you shall receive the benefits outlined in Attachment A related to excise tax treatment.

     7.   Confidentiality.  You agree to keep confidential this agreement and
          ----------------
not to disclose either the fact of the agreement or the terms thereof, except where necessary to members of your immediate family, tax or legal advisors, and as required in response to a valid subpoena or court order.

     8.   Arbitration of Claims.  The parties agree that any disputes arising
          ----------------------
during the term of your employment with Raytheon and/or RAC, including but not limited to any claims arising under the terms of this Agreement, shall be subject to final and binding arbitration as the sole and exclusive forum for dispute resolution. Arbitration under this section shall be conducted pursuant to the rules of the American Arbitration Association applicable to employment disputes.

     Please acknowledge your acceptance of the terms and conditions of this Retention Bonus Agreement by signing below.

                              Very truly yours,

                              Raytheon Company



                              By    /s/ Keith J. Peden
                                --------------------------------------
                                         Keith J. Peden
                                 Vice President and Deputy Director
                                         Human Resources

AGREED AND ACCEPTED:



       /s/ Hansel Tookes II                Date:  22 August 2000
--------------------------------------          -------------------------
       Hansel Tookes II

                                                                    ATTACHMENT A


                                 TAX PAYMENTS
                                 ------------

1    Excise Tax Payments.  (i) If it is determined that any payment by the
     -------------------
Company to you pursuant to Paragraphs 4 and/or 5 of the foregoing letter agreement ( "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions, if it is determined that you are entitled to a Gross-Up Payment, but that, after taking into account the Payments and the Gross-Up Payment, you would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to you resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(ii) Subject to the provisions of Subsection (iii), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other certified public accounting firm as may be designated by you (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid to you by the Company within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Subsection (iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

(iii) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given to the Senior Vice President, Human Resources, 141 Spring Street, Lexington, MA 02421, as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

       (a) give the Company any information reasonable requested by the Company relating to such claim,

       (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

       (c) cooperate with the Company in good faith in order effectively to contest such claim, and

       (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection
(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by you of an amount advanced by the Company pursuant to Subsection (iii), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Subsection (iii) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by you of an amount advanced by the Company pursuant to Subsection (iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

2    Tax Withholding.  The Company may withhold from any amounts payable under
     ---------------
the foregoing letter agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.